EXHIBIT 12.01

EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

Computation of Ratios of Earnings to Fixed Charges

	Third Quarter		First Nine Months
(Dollars in millions)	2009	2008	2009	2008

Earnings from continuing operations before income taxes (1)	$170	$148	$278	$454
Add:
Interest expense	20	23	63	74
Appropriate portion of rental expense (2)	4	5	11	14
Amortization of capitalized interest	2	1	6	5
Earnings as adjusted	$196	$177	$358	$547

Fixed charges:
Interest expense	$20	$23	$63	$74
Appropriate portion of rental expense (2)	4	5	11	14
Capitalized interest	--	1	14	10
Total fixed charges	$24	$29	$88	$98

Ratio of earnings to fixed charges	8.2x	6.1x	4.1x	5.6x

(1)
Because the Company has exited the PET business in the European region, results related to sales of PET products manufactured at the Spain, the Netherlands, and United Kingdom sites are presented as discontinued operations for 2008.  For additional information, see Note 2, "Discontinued Operations", to the Company's unaudited consolidated financial statements in Part I, Item 1 of this quarterly report on Form 10-Q.

(2)	For all periods presented, the interest component of rental expense is estimated to equal one-third of such expense.

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